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                                                                     Exhibit 2.3



                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                          281 TRESSER BLVD., 16TH FLOOR
                        STAMFORD, CONNECTICUT 06961-3238



                                   June 27, 1996

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, DE 19694-0001
Attention:  Mr. Harry Tucci

Gentlemen:

          This letter agreement relates to the Sale and Purchase Agreement, dated as of April 15, 1996 (the "Agreement"), between Hercules Incorporated, Hercules Nederland BV, HISPAN Corporation and Hexcel Corporation. Capitalized terms used without definition herein shall have the meanings provided in the Agreement.

          The PARTIES hereby agree that notwithstanding the terms of Articles IX and X of the Agreement, the CLOSING shall not be conditioned upon, and no PARTY's obligation to effect its part of the TRANSACTIONS shall be subject to, the receipt by any PARTY of an approval of the Spanish Authorities of Defense of Competition (Autoridades espanolas de Defensa de la Competencia) (the "AUTHORITY") or the expiration of any waiting period under applicable antitrust law in Spain.

          In addition, in consideration of the provisions of the preceding paragraph and for value received, the receipt and sufficiency of which is hereby acknowledged by HERCULES, HERCULES hereby unconditionally and irrevocably grants to HEXCEL (which right is freely assignable without the consent of HERCULES by HEXCEL to Hexcel (U.K.) Limited ("LIMITED")) an option (the "OPTION"), exercisable upon the terms and conditions set forth in this letter agreement upon delivery of a written notice to HERCULES within 30 days after the occurrence of a SPANISH ACTION, as defined below, to sell to HERCULES, for $22,418,064.85 in cash, all, but not less than all, of the outstanding capital stock of HAESA and any intercompany and THIRD PARTY indebtedness of HAESA (the "HAESA BUSINESS"). The closing of the purchase and sale of the HAESA BUSINESS shall take place as soon as practicable following the receipt of such notice by HERCULES
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(subject to the receipt of any AUTHORITY CONSENTS required to effect such transaction) at the offices of Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York, at 10:00 a.m., New York time, or at such other date, time or place as HERCULES and HEXCEL may otherwise agree.

          At such closing, HEXCEL or LIMITED, as the case may be, shall sell, transfer and deliver all of its right title and interest in and to the HAESA BUSINESS, including, if required, certificates for shares and such other documents and instruments reasonably necessary to effect such transfer, and HERCULES shall deliver to HEXCEL or LIMITED, as the case may be, $22,418,064.85 in cash by certified check or wire transfer of immediately available funds to an account designated by HEXCEL at least two business days prior to the closing; PROVIDED, that such purchase price payable by HERCULES at the closing shall be
(i) increased if, and by the amount by which, the indebtedness of HAESA as of the TURNOVER POINT exceeded the indebtedness of HAESA at the time of such closing or (ii) reduced if, and by the amount by which, the indebtedness of HAESA at the time of such closing exceeds the indebtedness of HAESA as of the TURNOVER POINT.

          For purposes of this letter agreement, a SPANISH ACTION shall be any action taken by the AUTHORITY, or action taken by HEXCEL, LIMITED or HAESA at the direction or request of, or pursuant to a consent decree or similar mechanism with, the AUTHORITY, which, in HEXCEL's reasonable judgment, has the effect of negatively impacting any of HEXCEL's or LIMITED's ownership interest or control of HAESA, the value or prospects of HAESA, the HAESA BUSINESS, HAESA'S operations or HAESA's assets or the value or prospects of HEXCEL's other operations, businesses or assets (including, but not limited to, any requirement that assets be divested, business activities be reduced or restricted, or that HEXCEL or HAESA limit its market share in any manner); PROVIDED, that the imposition of any mandatory cross-licensing arrangement whereby HEXCEL or any of its AFFILIATES, including HAESA, would be required to license to any third party the non-exclusive right to use HEXCEL's F-593 and/or HERCULES' 8552 resin systems and associated process technologies in Europe for the manufacture of components for Airbus 300, 310, 319, 320, 321, 330 and 340 aircraft (a "RESIN LICENSE") shall not be deemed to be a SPANISH ACTION; and PROVIDED FURTHER, that a SPANISH ACTION shall be deemed to have occurred on the first anniversary of the date hereof if as of such date neither of the following has occurred: (i) all required approvals of the AUTHORITY have been obtained or (ii) all waiting periods under applicable antitrust law in Spain have expired. HEXCEL and HERCULES shall use their reasonable efforts to obtain, as promptly as practicable, all required approvals of the AUTHORITY, PROVIDED, that no PARTY or any of its AFFILIATES shall be required to initiate or defend any litigation, and PROVIDED FURTHER, that each Party shall pay its


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own costs and expenses associated with obtaining any such required approvals.

          If HEXCEL, HERCULES or any of their AFFILIATES are required by the AUTHORITY to enter into a RESIN LICENSE, then HEXCEL and HERCULES shall execute and/or procure any required consents, licenses or sublicenses reasonably required to effect such RESIN LICENSE.

          If the OPTION is exercised, upon the closing of the sale of the HAESA BUSINESS to HERCULES, HEXCEL and HAESA shall enter into a three year carbon fiber supply agreement providing for the supply of an amount of carbon fiber reasonably required by HAESA to operate in the ordinary course of business at fair market prices (with customary price escalation provisions) and other customary terms and conditions appropriate for an arm's-length carbon fiber supply agreement.

          This letter agreement shall not constitute a waiver or amendment of any other provision of the Agreement not referred to herein. Except as specifically provided herein, the provisions of the Agreement shall remain in full force and effect. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflicts of law principles).

          If you are in agreement with all of the foregoing, please sign and return this letter to HEXCEL at the above address.

                                   Very truly yours,

                                   HEXCEL CORPORATION


                                   By:/s/Stephen C. Forsyth
                                      ---------------------
                                   Name:  Stephen C. Forsyth
                                   Title:  SVP Finance and
                                             Administration


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Accepted and agreed to
as of the date first
above written:

HERCULES INCORPORATED


By:/s/Harry J. Tucci
   -------------------------
   Name:  Harry J. Tucci
   Title:  VP and GM CPD



HERCULES NEDERLAND BV


By:/s/Andrea Domenichini
   -------------------------
   Name:  Andrea Domenichini
   Title:  Attorney-in-fact


HISPAN CORPORATION


By:/s/Harry J. Tucci
   -------------------------
   Name:  Harry J. Tucci
   Title:  VP and GM CPD


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